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                                                                      EXHIBIT 11

                    CTB International Corp. and Subsidiaries
            Diluted Net Income Per Common and Common Equivalent Share Three Months Ended March 31, 1999 and 1998 (In thousands, except per share amounts)

                                                                                     Three Months Ended
                                                                                          March 31,
                                                                             ---------------------------------
                                                                                  1999               1998
                                                                             --------------     --------------
ACTUAL
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Net Income                                                                            $329             $1,387
                                                                             ==============     ==============

Average number of common shares outstanding                                         12,106             12,837

Common equivalent shares
       Stock Options                                                                   224                371
                                                                             --------------     --------------

       Total average common and common
          equivalent shares outstanding                                             12,330             13,208
                                                                             ==============     ==============

Net income per common and common equivalent share                                    $0.03              $0.11
                                                                             ==============     ==============